EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of November 22, 2005 by and between Advanced Magnetics, Inc., a Delaware corporation with offices at 61 Mooney Street, Cambridge, MA 02138 (“AMI”) and Brian J. G. Pereira, of 54 Rowena Road, Newton, MA 02459 (“you”).

Whereas, AMI desires to employ you, and you desire to accept employment with AMI on and subject to the terms and conditions set forth in this Agreement;

Now therefore, AMI and you agree as follows:

1.	Employment; Position; Duties.

a)          Employment. AMI hereby employs you, and you hereby accept employment with AMI, effective as of November 16, 2005 (the “Effective Date”).

b)          Position. You shall serve as President of AMI.

c)          Duties. You shall perform for AMI the duties customarily associated with the office of President and such other duties as may be assigned to you from time to time by AMI’s Chief Executive Officer or AMI’s Board of Directors (the “Board”) that are consistent with the duties normally performed by the most senior executives of similar entities. You shall devote substantially your full business time and best efforts to the performance of your duties hereunder and the business and affairs of AMI and will not undertake or engage in any other employment, occupation or business enterprise; provided, however, that you may participate as a member of the board of directors or advisory board of other entities and in professional organizations and civic and charitable organizations, and you may continue your teaching activities so long as such participation does not unreasonably interfere with the fulfillment of your duties hereunder. You shall be based in AMI’s principal offices, which currently are in Cambridge, Massachusetts.

2.            Term. The term of this Agreement shall be for a three (3) year period commencing on the Effective Date unless terminated earlier pursuant to Section 4 below (the “Term”). You may continue to be employed by AMI beyond the Term of this Agreement, but such employment shall be on such terms and conditions as you and AMI then may agree.

3.          Compensation and Benefits. AMI shall pay you the following compensation and benefits for all services rendered by you under this Agreement:

a)          Base Salary. AMI will pay you a Base Salary at the annualized rate of $400,000.00, minus withholdings as required by law and other deductions authorized by you,

which amount shall be paid in equal installments at AMI’s regular payroll intervals, but not less often than monthly.

b)          Bonus. You will be eligible to receive an annual bonus (the “Bonus”) of up to $100,000 for each calendar year during the term of this Agreement beginning with the calendar year commencing January 1, 2006 based on the extent to which, in the discretion of AMI’s Chief Executive Officer (“CEO”), you achieve performance goals to be established by the CEO, which goals may be modified by the CEO, after consultation with you, from time to time. AMI shall pay the Bonus no later than two and a half months after the end of the calendar year to which the Bonus relates. No Bonus shall be deemed to have been earned by you for any year in which you are not actively employed for the entire calendar year to which the Bonus relates.

c)           Stock Options. You have been granted an option to purchase 250,000 shares of AMI’s common stock under the terms provided in the Stock Option Agreements dated as of November 16, 2005 between AMI and you. If you are still employed by AMI at such time as the 2000 Stock Plan (the “Plan”) is amended to increase the number of shares of common stock that may be issuable under the Plan by 1,000,000 shares, you shall be granted an option to purchase an additional 100,000 shares of AMI’s common stock at an option price equal to the fair market value of AMI stock as of the date of the grant. The options will be subject to the terms and conditions of the Plan. Such options shall vest in three equal annual installments.

d)          Vacation. You will receive three (3) weeks of paid vacation per calendar year, which shall accrue ratably on a monthly basis commencing on the Effective Date.

e)          Benefits. You will be eligible to participate in all group health, dental, 401(k), and other insurance and/or benefit plans that AMI may offer to similarly situated executives of AMI from time to time on the same terms as offered to such other executives.

f)           Automobile. AMI will provide you with an automobile for your business use or pay you a monthly automobile allowance of $1,200.

g)          Business Expenses. AMI will reimburse you for all reasonable and usual business expenses incurred by you in the performance of your duties hereunder in accordance with AMI’s expense reimbursement policy.

h)          Life Insurance. AMI will provide you with a ten (10) year term life insurance policy in the face amount of $2 million.

4.            Termination. Your employment with AMI may be terminated prior to the expiration of the Term as follows:

a)            Death. This Agreement shall terminate automatically upon your death.

b)            Disability. AMI may terminate your employment in the event that you shall be prevented, by illness, accident, disability or any other physical or mental condition (to be determined by means of a written opinion of a competent medical doctor chosen by mutual agreement of AMI and you or your personal representative(s)) from substantially performing your duties and responsibilities hereunder for one or more periods totaling one hundred and twenty (120) days in any twelve (12) month period.

c)            By AMI for Cause. AMI may terminate your employment for “Cause” upon written notice to you. For purposes of this Agreement, “Cause” shall mean any of (i) fraud, embezzlement or theft against AMI or any of its affiliates; (ii) you are convicted of, or plead guilty or no contest to, a felony; (iii) willful nonperformance by you (other than by reason of illness) of your material duties hereunder and failure to remedy such nonperformance within 30 days following written notice from the CEO identifying the nonperformance and the actions required to cure it; or (iv) you commit an act of gross negligence, engage in willful misconduct or otherwise act with willful disregard for AMI’s best interests, and you fail to remedy such conduct within 30 days following written notice from the CEO identifying the gross negligence, willful misconduct or willful disregard and the actions required to cure it (if such conduct can be cured).

d)          By AMI Other Than For Death, Disability or Cause. AMI may terminate your employment other than for Cause, disability or death upon thirty (30) days prior written notice to you.

e)          By You For Good Reason or Any Reason. You may terminate your employment at any time with or without Good Reason upon thirty (30) days prior written notice to AMI. For purposes of this Agreement, “Good Reason” shall mean that any of the following occurs without your prior written consent: (i) a material adverse change in your title and position; (ii) a material reduction by AMI in the total annual compensation that you are eligible to receive; or (iii) a material breach by AMI of any of the terms or provisions of this Agreement and failure to remedy such breach within 30 days following written notice from you identifying the breach.

5.          Payment Upon Termination. In the event that your employment with AMI terminates, you will be paid the following:

a)          Termination for Any Reason. In the event that your employment terminates for any reason, AMI shall pay you for the following items that were earned and accrued but unpaid as of the date of your termination: (i) your Base Salary; (ii) a cash payment for all accrued, unused vacation calculated at your then Base Salary rate; (iii) reimbursement for any unpaid business expenses; and (iv) such other benefits and payments to which you may be entitled by law or pursuant to the benefit plans of AMI then in effect.

b)          Termination Without Cause or For Good Reason. In addition to the payments provided for in Section 5(a), in the event that (i) AMI terminates your employment other than for death, disability or Cause pursuant to Section 4(d) or you terminate your employment with AMI for Good Reason pursuant to Section 4(e); (ii) you comply fully with all of your obligations under the Nondisclosure and Developments Agreement dated November 16, 2006 between AMI and you; and (iii) you execute, deliver to AMI and do not revoke a general release (in a form acceptable to AMI) releasing and waiving any and all claims that you have or may have against AMI and its directors, officers, employees, agents, successors and assigns with respect to your employment (other than any obligation of AMI set forth herein which specifically survives the termination of your employment), then AMI will provide you with the following severance benefits:

x)          AMI will pay you one (1) month of severance pay (calculated at your last Base Salary rate) for each full month of employment hereunder, up to a maximum of twelve (12) months. Beginning on the second anniversary of your employment, the severance period calculated pursuant to the previous sentence shall decrease by one (1) month for each full month of employment during such year, so that as of the third anniversary of your employment all rights to severance shall terminate. The severance shall be paid in equal installments over the severance period (calculated in accordance with the two previous sentences) in accordance with AMI’s usual payroll schedule; and

y)           All stock options described in Section 3(c) that are not vested as of the date of termination shall vest immediately. For the purposes of this Section 5(b)(y), “termination” shall mean the termination of your employment within the meaning of Prop. Treasury Reg. § 1.409A-1(h)(ii) or any successor regulation.

6.          Nonsolicitation Covenant. In exchange for the consideration provided by this Agreement, you shall not, for a period of one year following the termination of your employment with AMI for any reason, directly or indirectly, whether through your own efforts, or in any way assisting or employing the assistance of any other person or entity (including, without limitation, any consultant or any person employed by or associated with any entity with which you are employed or associated), recruit, solicit or induce (or in any way assist another in recruiting, soliciting or inducing) any employee or consultant of AMI to terminate his or her employment or other relationship with AMI.

7.          Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor of AMI by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties. Neither this Agreement nor any rights or benefits hereunder may be assigned by you, except that, upon your death, your earned and unpaid economic benefits will be paid to your heirs or beneficiaries.

8.          Interpretation and Severability. It is the express intent of the parties that (a) in case any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it as determined by a court of competent jurisdiction, so as to be enforceable to the fullest extent compatible with applicable law; and (b) in case any one or more of the provisions contained in this Agreement cannot be so limited and reduced and for any reason is held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

9.          Notices. Any notice that you or AMI are required to give the other under this Agreement shall be given by personal delivery, recognized overnight courier service, or registered or certified mail, return receipt requested, addressed in your case to you at your last address of record with AMI, or at such other place as you may from time to time designate in writing, and, in the case of AMI, to AMI at its principal office, or at such other office as AMI may from time to time designate in writing. The date of actual delivery of any notice under this Section 9 shall be deemed to be the date of receipt thereof.

10.          Waiver. No consent to or waiver of any breach or default in the performance of any obligation hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. No waiver hereunder shall be effective unless it is in writing and signed by the waiving party.

11.          Complete Agreement; Modification. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes any previous oral or written communications, negotiations, representations, understandings, or agreements between them. Any modification of this Agreement shall be effective only if set forth in a written document signed by you and a duly authorized officer of AMI.

12.          Headings. The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part, or affect the meaning, of this Agreement.

13.          Counterparts. This Agreement may be signed in two (2) counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

14.          Choice of Law; Jurisdiction. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the laws of Massachusetts, without regard to conflict of law principles. You hereby consent and submit without limitation to the jurisdiction of courts in Massachusetts in connection with any action arising out of this Agreement, and waive any right to object to any such forum as inconvenient or to object to venue in Massachusetts. You agree that, in any action arising out of this Agreement, you will accept service of process by registered mail or the equivalent directed to your last known address or by such other means permitted by such court.

15.          Advice of Counsel; No Representations. You acknowledge that you have been advised to review this Agreement with your own legal counsel, that prior to entering into this Agreement, you have had the opportunity to review this Agreement with your attorney, and that AMI has not made any representations, warranties, promises or inducements to you concerning the terms, enforceability or implications of this Agreement other than as are contained in this Agreement.

16.          I.R.C. § 409A. All other provisions of this Agreement notwithstanding, this Agreement shall be construed to avoid any adverse tax consequences to you under Internal Revenue Code Section 409A, and the parties agree to amend this Agreement from time to time as may be necessary to that end, in a manner that best preserves the economic benefits to you. Further, for so long AMI has a class of stock that is publicly traded on an established securities market or otherwise, then AMI shall from time to time compile a list of “Specified Employees” as defined in, and pursuant to, Prop. Treasury Reg. § 1.409A-1(i) or any successor regulation. If you are a Specified Employee on the date of the termination of your employment with AMI, then, notwithstanding any other provision herein, no payment shall be made to you pursuant to Section 5(b)(x) above during the period lasting six (6) months from the date of such termination of employment unless AMI determines that there is no reasonable basis for believing that making such payment would cause you to suffer any adverse tax consequences pursuant to Section 409A. If any payment to you is delayed pursuant to the provisions of this paragraph, such delayed payment shall instead be made on the first business day following the expiration of the six (6) month period referred to herein.

IN WITNESS WHEREOF, AMI and you have executed this Agreement as of the day and year first set forth above.

Advanced Magnetics, Inc.

By: /s/ Jerome Goldstein

Name: Jerome Goldstein

Title: Chief Executive Officer

/s/ Brian J.G. Pereira

Brian J.G. Pereira